QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of Immunicon Corporation on Form S-8 of our report dated February 13, 2004 (March 9, 2004 as to Note 14) included in the final prospectus of Immunicon Corporation filed pursuant to Rule 424(b) (Registration No. 333-110996) filed with the Securities and Exchange Commission on April 15, 2004.

        Our audits of the financial statements referred to in our aforementioned report also included the Company's financial statements for the period from August 25, 1983 (date of inception) to December 31, 1998 which were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated April 11, 2001. The financial statements for the period from August 25, 1983 (date of inception) to December 31, 1998 reflect total revenues and net loss of $3,249,000 and $4,241,576, respectively, of the related totals. The other auditors' report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such prior periods, is based solely on the report of such other auditors.

Philadelphia, Pennsylvania
May 21, 2004

QuickLinks

INDEPENDENT AUDITORS' CONSENT